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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
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                            SCHEDULE 14A INFORMATION

                                Proxy Statement

       (Pursuant to Section 14(a) of the Securities Exchange Act of 1934)
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    FILED BY THE REGISTRANT / /
    FILED BY A PARTY OTHER THAN THE REGISTRANT /X/
    CHECK THE APPROPRIATE BOX:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    / /  Definitive Proxy Statement
    /X/  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section240.14a-11(c) or
         Section240.14a-12

                          STEEL OF WEST VIRGINIA, INC.
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                (Name of Registrant as specified in its Charter)
                               CPT HOLDINGS, INC.
                              J&L STRUCTURAL, INC.
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                   (Name of Person(s) Filing Proxy Statement)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):

/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
     (1) Title of each class of securities to which transaction applies:
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     (2) Aggregate number of securities to which transaction applies:
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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
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     (4) Proposed maximum aggregate value of transaction:
         $
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     (5) Total fee paid:
         $
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/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:
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     (2) Form, Schedule or Registration Statement No.:
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     (3) Filing Party:
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     (4) Date Filed:
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
CPT HOLDINGS, INC.               J&L STRUCTURAL, INC.
1430 BROADWAY                    111 STATION STREET
NEW YORK, NY 10018               ALIQUIPPA, PENN. 15001

                                  May 2, 1997

Dear SWVA Stockholder:

Since February 11, 1997, the management of Steel of West Virginia (SWVA) has been aware of our serious interest in pursuing a merger between J&L Structural, Inc. (J&L) and SWVA for an all cash consideration to SWVA stockholders of $9.00 per share. Our offer represented a premium of 39% over the closing price of Steel of West Virginia common stock on the day before we made our offer public.

In several letters to SWVA's management described in our proxy materials, we outlined at length the compelling logic of this transaction, the obvious fit between the companies, the value we have offered to SWVA stockholders and our view of the benefits for the management, employees and customers of both companies. We have been very clear in our communications with SWVA management that our interest is friendly and serious and that financing is not an issue since we have received the necessary assurances from our financing sources that we can complete the merger. We also made clear our willingness to negotiate all aspects of the transaction, including price.

Yet, while we have tried to initiate a dialogue with SWVA to discuss our proposal, its management has continually refused to meet or even talk with us. We believe that, given SWVA stock's disappointing three-year trading history, our offer of $9.00 per share in cash was a fair, premium price for SWVA. Nevertheless, if management of SWVA were to engage in constructive negotiations through which value greater than $9.00 per share was demonstrated to us, we have been willing to negotiate an appropriate higher price.

What has been management's response? On March 17 they announced they had adopted a poison-pill plan. SWVA claimed that it adopted the poison-pill to "protect shareholders' interests," such as by forcing a bidder for the company to negotiate with the board of directors. But, that is precisely what we are asking for--the opportunity to negotiate with SWVA's board of directors!

In addition, on April 8, SWVA's management announced that they would seek approval of three proposals to amend SWVA's Certificate of Incorporation to give SWVA's management rights which they readily admit may be used by SWVA management "to render more difficult or discourage" proposals to acquire SWVA that are not approved by SWVA's management. SWVA's actions speak louder than their words. Their actions do not serve the interests of stockholders. They are designed to entrench management and prevent stockholders from deciding whether a sale of SWVA is in their best interest.

UNLESS YOU ACT BY EXERCISING YOUR RIGHTS AND VOTING FOR OUR PROPOSAL, WE DO NOT BELIEVE THAT SWVA'S MANAGEMENT WILL CHANGE COURSE.

The benefits that can be realized from a combination of J&L and SWVA are too compelling to ignore. J&L and SWVA have complementary operational strengths, opportunities for growth as a combined business and opportunities to maximize production efficiencies through improved asset utilization. A combined SWVA and J&L would have a leading market share in the key manufactured housing and truck trailer components markets. A combined SWVA and J&L could more efficiently spend the almost $90 million for capital upgrades that the two companies currently plan to make separately.

Our offer restores value to SWVA that has been continually eroding from SWVA's stock for several years. Since the announcement of its modernization and upgrade program in 1993, the price of SWVA shares has fallen from $15.00 to $6.50 per share--a decline of more than 55% during the same period that the
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NASDAQ market has increased by 64.3%. SWVA's management cannot point to a track record of successfully delivering the value that it promises. Facts are facts:

                                SWVA STOCK PRICE

     3/93           3/94           3/95           3/96           3/97
$15.75         $12.375        $11.625        $9.5           $6.5

Why should SWVA stockholders now believe that management's performance will be different in the future?

The ability of SWVA's management to deliver promised returns from its "modernization" program will also, in our opinion, be undermined by the recent announcements by two competitor steel companies, Nucor and Chaparral, that they are building new mills in the eastern United States, adding approximately 1.5 million tons of capacity to the marketplace. SWVA's management is deceiving itself if it thinks it will be able to generate some unquantifiable value that it implies SWVA on its own can deliver to stockholders in an increasingly competitive marketplace, particularly with the addition of substantial debt to fund its modernization plan.

You should know that since its acquisition by CPT in 1995, J&L has met its own debt obligations without fail and has reinvested $15 million into capital improvements at the company's Aliquippa mill, including the commissioning and start-up of a new state-of-the-art reheat furnace. J&L also benefits from CPT's $90 million net operating loss, which is a significant tax shelter for future earnings.

With our affiliate, Mentmore Holdings Corporation, we have extensive experience in mergers and acquisitions in basic industrial businesses such as steel production, metal fabrication, injection molded plastics, textiles, and machinery manufacturing for the packaging industry. Mentmore has completed acquisitions or significant equity investments in companies with total revenues in 1996 of more than $1 billion. We know how to appropriately structure a balance sheet to support a healthy and growing company, and we have done so many times. We have received the necessary assurance from our financing sources that we can complete a merger with SWVA.

We believe that you, the stockholders, should retain control over the decisions that affect your company. Therefore, we ask you to:

    - VOTE FOR our non-binding proposal that is described in the enclosed proxy materials. Our proposal is a resolution requesting that the board of directors of Steel of West Virginia enter into good faith negotiations with qualified bidders for the company, including CPT, in an effort to negotiate the sale of SWVA.

Our proposal is non-binding and, therefore, its approval does not mean that stockholders are requiring the Board to negotiate, much less approve, a transaction with CPT, J&L or any third party. It only means that the stockholders request that the Board enter into good faith negotiations with CPT or any other third party.

    - VOTE AGAINST SWVA's three proposals to approve management entrenchment devices--the authorization of the creation of additional shares of common stock in the company, the authorization of the creation of "blank check" preferred stock, and the elimination of the ability of stockholders to act by written consent

Institutional Shareholder Services, a widely respected stockholder advisory firm, recommended in an April 26, 1997 analysis of SWVA's proxy statement that institutional stockholders vote AGAINST management's proposals to amend the SWVA Certificate of Incorporation because these proposals would empower SWVA management with the ability to dilute the voting power and equity interest of common stockholders and disenfranchise stockholders by removing the right they currently enjoy to take action on company affairs themselves, through written consents.

By voting FOR our precatory resolution and AGAINST management's entrenchment proposals, you can create the opportunity to build a stronger, more profitable company through the combination of the complementary operations of J&L and SWVA. We have the skills, experience and resources necessary to make a merger work, grow the business of the combined company and create substantial value for stockholders.

    Let your voice be heard.

                                        Sincerely,

William L. Remley   Howell A. Breedlove
President and CEO   President and CEO
CPT Holdings, Inc.  J&L Structural,
                    Inc.

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                                   IMPORTANT

1. Be sure to vote on the BLUE proxy card. Vote "FOR" Proposal No. 7 and "AGAINST" Proposals 2, 3, and 4. We urge you not to sign any proxy card which is sent to you by Steel of West Virginia. Remember, each properly executed proxy you submit revokes all prior proxies.

2. If any of your shares are held in the name of a bank, broker or other nominee, please contact the party responsible for your account and direct him/her to vote on the BLUE proxy card "FOR" Proposal No. 7 and "AGAINST" Proposals 2, 3, and 4. You should also return your BLUE proxy by mail once received.

3. If you have any questions or need assistance in voting your shares, please contact:

                             D.F. King & Co., Inc.
                           1-800-735-3529 (toll free)